Exhibit 10.7

               AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the letter agreement, dated June 1, 1995, relating to certain obligations arising in the event of a Change in Control or Potential Change in Control, executed for DynCorp by Dan R. Bannister, President & Chief Executive Officer, and executed by the undersigned manager of DynCorp, is hereby amended as follows, effective April 16, 1998:

1. In each place in where they appear in Section 2 of the letter agreement, the figures "25%" are amended to read "35%".

2. The following Subsection (iv) is added to Section 2 of the letter agreement:

         "Effective upon the occurrence of a Change of Control, all unvested options and rights granted to you under any stock option, restricted stock or other stock-based benefit plan (excluding the Employee Stock Ownership and Savings and Retirement Plans) shall immediately vest notwithstanding the absence from such plan(s) of language that would trigger such vesting as of such date, and you shall be entitled thereafter to exercise with respect to such previously unvested options or shares all rights described in such plans as being applicable to fully vested options or shares."

3. Except as specifically amended hereby, the letter agreement remains in full force and effect in accordance with the terms thereof.

         The foregoing amendments are hereby accepted as of April 16, 1998, by the undersigned parties.

DynCorp                                Manager


By:  /s/  David L. Reichardt           /s/ Paul V. Lombardi
          David L. Reichardt               Paul V. Lombardi
          Senior Vice President            President & Chief Executive Officer
          & General Counsel